[Letterhead of Hauser, Inc.]

                  HAUSER EXECUTES AMENDMENT TO CREDIT FACILITY

Long Beach, CA and Longmont, CO - September 9, 2002 - Hauser Inc. (OTCBB:HAUS) today announced that it has executed an amendment to the existing credit facility with its bank. The amendment extends the maturity date of the company's revolving credit facility to October 31, 2002. As a result of the amendment, Hauser is in compliance with all provisions of the credit facility. The company said it is working to obtain a new line of credit, though there can be no assurance that it will be successful.

     In August 2002, Hauser sold its Shuster Laboratories division for approximately $7.7 million in cash and used proceeds from the sale to repay the term note and pay down a substantial portion of its revolving credit facility.

     Hauser, headquartered in Long Beach, California and Longmont, Colorado, is a leading supplier of herbal extracts and nutritional supplements. Hauser's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include:
Botanicals International, ZetaPharm and Hauser Contract Research Organization.

Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACTS:

               Kenneth C. Cleveland
               President and Chief Executive Officer
               Hauser, Inc.
               (310) 669-2164

               Robert Jaffe/Cecilia Wilkinson
               PondelWilkinson MS&L
               (323) 866-6060
               investor@pondel.com